EXHIBIT 23.1

MICHAEL GILLESPIE & ASSOCIATES, PLLC

CERTIFIED PUBLIC ACCOUNTANTS

10544 ALTON AVE NE

SEATTLE, WA 98125

206.353.5736

Consent of Independent Registered Public Accounting Firm

To the Board of Directors

G.F. Partners, Inc.

We consent to the use of our report dated June 22, 2017 with respect to the financial statements of G.F. Partners, Inc. as of April 30, 2017 and the related statements of operations, shareholders’ deficit and cash flows for the period from November 10, 2016 (inception) through April 30, 2017. We also consent to the reference to our firm under the caption “Experts” in the Registration Statement.

Michael Gillespie & Associates, PLLC

Seattle, Washington

June 28, 2017

/S/ Michael Gillespie & Associates, PLLC